                                                                    EXHIBIT 4.2

                 RESTATED SERIES B CONVERTIBLE PREFERRED STOCK
                              PURCHASE AGREEMENT

     THIS RESTATED SERIES B CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT (the "AGREEMENT") restates the Series B Convertible Preferred Stock Purchase Agreement dated March 20, 1996 (the "EFFECTIVE DATE"), by and between WEBTV NETWORKS, INC., a California corporation (the "COMPANY"), and Brentwood Associates VII, L.P., a Delaware limited partnership ("BRENTWOOD"), as amended by the Amendment to Series B Convertible Preferred Stock Purchase Agreement dated April 10, 1996 (the "AMENDMENT"). This Agreement sets forth the terms and conditions upon which the persons and entities listed on the Schedule of Purchasers attached as Exhibit A hereto (each an "ADDITIONAL PURCHASER" and collectively the "ADDITIONAL PURCHASERS") will participate in the purchase and sale of shares of the Company's Series B Convertible Preferred Stock. The Additional Purchasers and Brentwood are sometimes referred to herein individually as a "PURCHASER" or collectively as the "PURCHASERS."

                                R E C I T A L S
                                ---------------

     A. The Company desires to sell to the Purchasers, and the Purchasers desire to purchase from the Company, shares of the Company's Series B Convertible Preferred Stock convertible into shares of the Company's Common Stock.

     B. Under the Series B Convertible Preferred Stock Purchase Agreement dated March 20, 1996, the Company issued and sold to Brentwood, and Brentwood purchased from the Company, 3,067,484 shares of the Company's Series B Convertible Preferred Stock for a total purchase price of approximately $5,000,000.

     C. The Company desires to issue and sell an aggregate of up to an additional 3,249,222 shares of its Series B Preferred to various additional investors, either through a direct purchase of such shares or through warrants to purchase such shares.

     Capitalized terms used herein shall have the meanings given them in Section
8.1 or as elsewhere defined in this Agreement.

     NOW, THEREFORE, in consideration of the mutual promises and agreements herein, and subject to the terms and conditions hereinafter set forth, the parties hereby agree as follows:

                                   ARTICLE 1

                       PURCHASE, SALE AND TERMS OF SHARES

     1.1 THE SERIES B CONVERTIBLE PREFERRED STOCK. The Company has authorized the issuance and sale of up to 6,316,706 shares of its Series B Convertible Preferred Stock, without par value (the "SERIES B PREFERRED") at a price of $1.63 per share, to the Purchasers, of which 3,067,484 shares of Series B Preferred has been purchased by Brentwood for a total purchase price of approximately $5,000,000, and of which 2,601,222 shares of Series B Preferred will be issued to the Additional Purchasers for a total purchase price of approximately $4,240,000. The designation, rights, preferences and other terms and conditions relating to the Series B Preferred, as defined below, shall be as set forth in Exhibit B hereto. Any shares of Common Stock issuable upon conversion of the Series B Preferred and such shares when issued, are herein referred to as the "CONVERSION SHARES."

     1.2 RESERVATION OF SHARES. The Company will prior to the First Closing (as defined below) authorize and reserve and covenant to continue to reserve a sufficient number of its previously authorized but unissued shares of Common Stock to satisfy the rights of conversion of the holders of the Series B Preferred.

     1.3 THE FIRST CLOSING. The Company agrees to issue and sell to each Purchaser, and each Purchaser agrees to purchase the number of shares of Series B Preferred set forth opposite each Purchaser's name on Exhibit A hereto (collectively, the "SHARES") at a cash purchase price of $1.63 per share. The first closing of the purchase and sale of the Series B Preferred hereunder (the "FIRST CLOSING") shall be held at the offices of the Company, 275 Alma Street, Palo Alto, California, on March 20, 1996, at 10:00 A.M., or on such other date and at such time as may be mutually agreed upon (the date of such First Closing being referred to as the "FIRST CLOSING DATE"). At the First Closing, the Company will issue and deliver certificates evidencing the Series B Preferred sold at the First Closing in such denominations as each Purchaser shall specify, against payment by certified bank check or wire transfer of immediately available funds to the account of the Company; provided, that at such First Closing the Purchasers shall be required to purchase in the aggregate a minimum of 2,914,110 Shares for a total minimum purchase price of approximately $4,750,000. The Company's agreements with each of the Purchasers are separate agreements, and the sales of the Series B Preferred to each of the Purchasers are separate sales.

     1.4 SALE OF ADDITIONAL SERIES B PREFERRED. The Company shall have until April 15, 1996 to sell any shares of Series B Preferred not sold at the First Closing at the cash purchase price of $1.63 per share. Any such shares sold after the First Closing are referred to herein as "ADDITIONAL SHARES." The Additional Shares shall be considered part of the "Shares" and the Additional Purchasers shall be considered "Purchasers" for purposes of this Agreement, and shall have the same rights and obligations as if they had purchased the shares pursuant to this Agreement at the First Closing, except as provided in this Agreement. Such purchase and sale shall take place at a closing (the "SECOND CLOSING") to be held at the offices of the Company, 275 Alma Street, Palo Alto, California, on April 15, 1996, at 10:00 a.m., or on such other date and at such time as may be agreed upon by the Company but no later than April 17, 1996 (the "SECOND CLOSING DATE"). At the Second Closing, the Company will issue and deliver certificates evidencing the Series B Preferred sold at the Second Closing in such denominations as each Additional Purchaser shall specify, against payment by certified bank check or wire transfer of immediately available funds to the account of the Company or the cancellation of indebtedness owed by the Company to that Purchaser; provided, that at such Second Closing the Additional Purchasers will be permitted to purchase in the aggregate a maximum of 2,601,222 shares of Series B Preferred for a total maximum aggregate purchase price of approximately $4,240,000. The Company and each Additional Purchaser shall execute and deliver signature pages to this Agreement. Each of the First Closing and Second Closing is referred to as a "CLOSING" hereunder, and each of the First Closing Date and the Second Closing Date is referred to as a "CLOSING DATE."

     1.5  REPRESENTATIONS BY THE PURCHASERS.

     (a) INVESTMENT.  Each Purchaser represents that:

         (i) Such Purchaser has been advised that the Series B Preferred has not been registered under the Securities Act nor qualified under any state securities laws on the grounds that no distribution or public offering of the Series B Preferred is to be effected, and that in this connection the Company is relying in part on the representations of such Purchaser set forth herein.

         (ii) It is such Purchaser's intention to acquire the Series B Preferred for such Purchaser's own account and that the securities are being and will be acquired for the purpose of investment and not with a view to distribution or resale thereof.

         (iii) Such Purchaser is able to bear the economic risk of an investment in the Series B Preferred acquired by such Purchaser pursuant to this Agreement and can afford to sustain a total loss on such investment.

         (iv) Such Purchaser is an experienced and sophisticated investor, able to fend for itself in the transactions contemplated by this Agreement, and has such knowledge and experience in financial and business matters that such Purchaser is capable of evaluating the risks and merits of acquiring the Series B Preferred. If not an individual, such Purchaser has not been formed or organized for the specific purpose of acquiring the Series B Preferred. Such Purchaser has had, during the course of this transaction and prior to such Purchaser's purchase of the Series B Preferred, the opportunity to ask questions of, and receive answers from, the Company and its management concerning the Company and the terms and conditions of this Agreement. Such Purchaser hereby acknowledges that such Purchaser or such Purchaser's representatives has received all such information as such Purchaser considers necessary for evaluating the risks and merits of acquiring the Series B Preferred and for verifying the accuracy of any information furnished to such Purchaser or to which such Purchaser had access. Such Purchaser represents and warrants that the nature and amount of the Series B Preferred being purchased is consistent with such Purchaser's investment objectives, abilities and resources.

         (v) Notwithstanding any other provision contained in this Agreement, such Purchaser understands that there is no public market for the Series B Preferred and that there may never be such a public market, and that even if such a public market develops such Purchaser may never be able to sell or dispose of the Series B Preferred and may thus have to bear the risk of such Purchaser's investment for a substantial period of time, or forever.

Such Purchaser is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the shares, the availability of certain current public information about the issuer, the resale occurring not less than two (2) years after a party has purchased and paid for the security to be sold, the sale being effected through a "broker's transaction" or in transactions directly with a "market maker" and the number of shares being sold during any three (3) month period not exceeding specified limitations.

        (vi) Such Purchaser, by reason of such Purchaser's business or financial experience and the business or financial experience of such Purchaser's professional advisors (who are unaffiliated with and who are not compensated by the Company or any affiliate or selling agent of the Company, directly or indirectly), has the capacity to protect such Purchaser's own interests in connection with the purchase of the Series B Preferred.

        (vii) Such Purchaser acknowledges that the certificates representing the Series B Preferred, when issued, shall contain the following legend:

    THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933; THEY HAVE BEEN ACQUIRED BY THE HOLDER FOR INVESTMENT AND MAY NOT BE PLEDGED, HYPOTHECATED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT AS MAY BE AUTHORIZED UNDER THE SECURITIES ACT OF 1933 AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

        (viii) Such Purchaser represents that such Purchaser is an "accredited investor" as that term is defined in Rule 501 of Regulation D under the Securities Act.

    (b) AUTHORIZATION.  Each Purchaser further represents that:

        (i) Such Purchaser has duly authorized, executed and delivered this Agreement and all other agreements and instruments executed in connection herewith.

        (ii) This Agreement and such other agreements and instruments constitute the valid and binding obligations of such Purchaser, enforceable against such Purchaser in accordance with its respective terms;

        (iii) No consent or approval of any Person is required in connection with the execution, delivery and performance of this Agreement and such other agreements and instruments by such Purchaser which has not heretofore been obtained.

    (c) BROKER'S OR FINDER'S FEES. Each Purchaser represents that no Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or valid claim upon or against the Company for any commission, fee or other compensation as a finder or broker because of any act or omission by such Purchaser and such Purchaser agrees to indemnify and hold the Company harmless against any such commissions, fees or other compensation.

     1.6 ISSUANCE OF WARRANTS TO PURCHASE SERIES B PREFERRED. In addition to the Additional Shares to be issued and sold hereunder, for valuable consideration, the receipt of which is hereby acknowledged by the Company, the Company hereby agrees to issue warrants to purchase that number of shares of Series B Preferred to the parties set forth below, which warrants shall have an exercise price of $2.50 per share of Series B Preferred, shall be exercisable in part or in whole on or before the expiration of ninety (90) days from the Second Closing Date, and shall be substantially in the form of Exhibit F attached hereto:

            Warrant Holder               Number of Shares of Series B Preferred
     Vulcan Ventures Incorporated                       600,000
     APV Technology Partners US, L.P.                     9,600
     APV Technology Partners, L.P.                       38,400
                                                        -------
                                                        648,000

                                   ARTICLE 2

                     CONDITIONS TO PURCHASERS OBLIGATIONS

     The obligation of each Purchaser to purchase and pay for the Series B Preferred at the applicable Closing is subject to the following conditions:

     2.1 REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of the Company set forth in Article 3 hereof shall be true in all material respects on the applicable Closing Date.

     2.2 LEGAL DUE DILIGENCE. The Purchasers shall have completed all legal due diligence to its sole satisfaction.

     2.3 NO MATERIAL ADVERSE CHANGE. From the Effective Date up to the applicable Closing Date, there has not occurred any event or condition of any character which has materially adversely affected the Company's business operations, assets, condition (financial or otherwise), or liabilities.

     2.4 CONSENTS, WAIVERS ETC. Prior to the applicable Closing Date, the Company shall have obtained all consents or waivers including those from Davis Internet Inc. ("DC") and the Founders with respect to their respective rights of first refusal to participate in future offerings, among others, necessary to execute and deliver this Agreement, issue the Series B Preferred and to carry out the transactions contemplated hereby and thereby, and all such consents and waivers shall be in full force and effect. All corporate and other action and governmental filings necessary to effectuate the terms of this Agreement, the Series B Preferred and other agreements and instruments executed and delivered by the Company in connection herewith shall have been made or taken, except for any post-sale filing that may be required under applicable federal and state securities laws which will be made within the applicable time period permitted thereunder.

     2.5 COVENANTS. All covenants, agreements and conditions contained in this Agreement to be performed on or prior to the applicable Closing Date shall have been performed or complied with in all material respects.

     2.6 OPINION OF COMPANY'S COUNSEL. The Purchasers shall have received from McCutchen, Doyle, Brown & Enersen, counsel to the Company, an opinion addressed to them, dated the First Closing Date, in substantially the form of Exhibit C.

     2.7 COMPLIANCE CERTIFICATE. The Company shall have delivered to the Purchasers a certificate executed by the President of the Company, dated the applicable Closing Date, and certifying to the fulfillment of the conditions specified in this Section 2.

     2.8 BOARD OF DIRECTORS. On or before the First Closing, the Board of Directors shall have been reconstituted to consist of the Founders, Randy Komisar, one DC appointee and Jeff Brody, to be effective upon the First Closing.

     2.9 AMENDED ARTICLES. The Certificate of Amendment to the Company's Articles defining the rights of the Series B Preferred shall have been filed with the Secretary of State of the State of California.

     2.10 PROPRIETARY INFORMATION AGREEMENTS. Each person presently employed by the Company shall have executed a Proprietary Information Agreement substantially in the form of Exhibit D hereto.

     2.11 SUPPLEMENTAL AGREEMENT SIGNED. The Company and DC shall have executed that certain Supplemental Agreement to Stock Purchase Agreement of even date herewith in the form of Exhibit E hereto.

     2.12 CONDITIONS TO SECOND CLOSING. Notwithstanding anything to the contrary set forth in this Agreement, on the Second Closing Date, the Company shall have delivered to the Purchasers a copy of a certificate executed by the President of the Company, dated the Second Closing Date, and certifying to the fulfillment of the conditions specified in Sections 2.1 through 2.5, which will constitute the only conditions on the part of the Company to the obligation of each Additional Purchaser to purchase and pay for the Series B Preferred at the Second Closing.

                                   ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES

     Except as set forth otherwise in Schedule 3.0 hereto, the Company represents and warrants as of the Effective Date and on the First Closing Date that:

     3.1 ORGANIZATION AND STANDING OF THE COMPANY. The Company is a duly organized and validly existing corporation in good standing under the laws of the State of California and has all requisite corporate power and authority for the ownership and operation of its properties and for the carrying on of its business as now conducted and as proposed to be conducted. The Company is duly licensed or qualified and in good standing as a foreign corporation authorized to do business in all jurisdictions in which the failure to be so qualified would have a material adverse effect upon the business as now conducted.

     3.2 CORPORATE ACTION. The Company has the corporate power and will, prior to the First Closing Date, have taken all necessary corporate action required to authorize, execute, deliver and perform this Agreement and any other agreements and instruments executed in connection herewith and therewith, and to issue, sell and deliver the Series B Preferred and the Conversion Shares. When executed and delivered by the Company, this Agreement and any other agreement and instrument executed in connection herewith and therewith will constitute the valid and binding obligations of the Company, enforceable in accordance with their terms.

     3.3 GOVERNMENTAL APPROVALS. Except for the filings to be made, if any, to comply with exemptions from registration or qualification under federal and state securities laws, no authorization, consent, approval, license, exemption of or filing or registration with any court or governmental agency or instrumentality is necessary for the offer, issuance, sale, execution or delivery by the Company, or for the performance by it of its obligations under, this Agreement or the Series B Preferred.

     3.4 LITIGATION. There is no litigation or governmental proceeding or investigation pending, or, to the Company's knowledge, threatened against the Company affecting any of its properties or assets, or, to the Company's knowledge, against any officer, director or principal shareholder of the Company that might result in any material adverse change in the business, operations, affairs or conditions of the Company or that might call into question the validity of this Agreement or the Series B Preferred, or that might result in any change in equity ownership of the Company, nor, to the Company's knowledge, has there occurred any event or does there exist any condition on the basis of which any litigation, proceeding or investigation might properly be instituted.

     3.5 COMPLIANCE WITH OTHER INSTRUMENTS. The Company is in compliance in all respects with the terms and provisions of its Articles of Incorporation, bylaws and in all respects with the terms and provisions of each mortgage, indenture, lease, agreement and other instrument relating to obligations of the Company in excess of $50,000, and of all judgments, decrees, governmental orders, statutes, rules or regulations by which they are bound or to which their properties or assets are subject. Neither the execution and delivery of this Agreement or the Series B Preferred, nor the consummation of any transaction contemplated hereby or thereby, has constituted or resulted in a default or violation of any term or provision in any of the foregoing documents or instruments; and there is no such violation or default or event which, with the passage of time or giving of notice or both, would constitute a violation or default which materially and adversely affects the business of the Company or any of its properties or assets.

     3.6 REGISTRATION RIGHTS. Except for DC and each of the Founders, no Person has demand or other rights to cause the Company to file any registration statement under the Securities Act relating to any securities of the Company or any right to participate in an offering of shares under any such registration statement. All registration rights of the Founders are subordinate to those of the Purchasers.

     3.7 SECURITIES ACT OF 1933. The Company has complied and will comply with all applicable federal or state securities laws in connection with the issuance and sale of the Series B Preferred.

     3.8 NO BROKERS OR FINDERS. The Company owes no commission, fee or other compensation to any Person as a finder or broker as a result of the transactions contemplated by this Agreement.

     3.9 CAPITALIZATION; STATUS OF CAPITAL STOCK. The Company represents and warrants that immediately prior to the Second Closing Date the Company will have a total authorized capitalization consisting of (i) 100,000,000 shares of Common Stock, without par value, of which 15,000,000 shares are issued and outstanding and 5,000,000 shares are reserved for issuance under the Company's 1996 Stock Incentive Plan (the "PLAN"), and (ii) 20,000,000 of Preferred Stock, of which 1,510,533 shares of Series A Convertible Preferred Stock are issued and outstanding and of which 3,067,484 shares of Series B Convertible Preferred Stock are issued and outstanding. At the First Closing, the Company had approved options to purchase 2,660,848 shares of Common Stock under the Plan and warrants to purchase 53,000 shares of Common Stock to various individuals who had provided bridge financing to the Company prior to the First Closing. All of the outstanding shares of capital stock of the Company have been duly authorized, are validly issued and are fully paid and nonassessable and all shares issuable upon exercise of outstanding options have been duly authorized and, when issued in accordance with the terms of such options, will be validly issued, fully paid and nonassessable. The Company has reserved sufficient shares of Common Stock for issuance upon conversion of the Series A Convertible Preferred Stock and, prior to the Second Closing, the Company will have reserved an aggregate of up to 3,249,222 shares of Series B Preferred for issuance and an aggregate of up to 6,316,706 shares of Common Stock for issuance upon conversion of such shares of Series B Preferred. The Conversion Shares when issued and delivered upon conversion of the Series B Preferred, will be duly authorized, validly issued and fully paid and nonassessable and the shares of Common Stock issuable upon exercise of the Series A Convertible Preferred Stock, when issued and delivered upon conversion of such Series A Convertible Preferred Stock, will be duly authorized, fully paid and nonassessable. Except as set forth in this Agreement and the Exhibits and Schedules attached hereto, there are no options, warrants or rights to purchase shares of capital stock or other securities authorized, issued or outstanding, nor is the Company obligated in any manner to issue shares of its capital stock or other securities. No holder of any security of the Company is entitled to preemptive or similar statutory or contractual rights, either arising pursuant to any agreement or instrument to which the Company is a party or that are otherwise binding upon the Company.
The offer and sale of all shares of capital stock or other securities of the Company issued before the First Closing complied with or were exempt from registration or qualification under all federal and state securities laws.

     3.10 FINANCIAL STATEMENTS. The balance sheet of the Company as at February 29, 1996 and the income statement for the eight months ending February 29, 1996, certified by the Chief Financial Officer of the Company (the "FINANCIAL STATEMENTS"), copies of which Financial Statements have heretofore been delivered to or otherwise made available to the Purchasers and are attached hereto as Schedule 3.10, were prepared in accordance with generally accepted accounting principles consistently applied throughout the period involved, and fairly present the financial position and results of operations of the Company at the date specified and reflect all liabilities, contingent or otherwise, at the date thereof.

     3.11 ABSENCE OF CHANGES. Since February 29, 1996, no event has occurred or failed to occur that would be required to be disclosed in the footnotes of the Financial Statements for such statements to be prepared in accordance with generally accepted accounting principles, and to the best knowledge of the Company, there has been no other event or condition of any character specifically relating to the Company which specifically pertains to and materially adversely affects its business, properties or condition, financial or otherwise.

     3.12 GOOD AND MARKETABLE TITLE. The Company has good and marketable title to all of its properties and assets which it owns, and a valid leasehold interest in the premises which it currently occupies, free and clear of all liens, claims, security interests, charges and encumbrances, and has the right to use all the assets it presently uses in the operation of its business. The properties and assets of the Company are in all material respects in good operating condition and repair, normal wear and tear excepted.

     3.13 SUBSIDIARIES. The Company does not own, control, directly or indirectly, any other corporation, association, partnership or other business entity or own any shares of capital stock or other securities of any other Person.

     3.14 TAX MATTERS. The Company has not been required to file any tax return. The provision for taxes of the Company as shown in the Financial Statements is adequate for taxes due or accrued as of the date thereof.

     3.15 INSURANCE. The Company has in full force and effect fire and casualty insurance policies, sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its properties or assets that might be damaged or destroyed that are material to the present conduct of its business.

     3.16 CERTAIN TRANSACTIONS. Other than the interest arising from a Person's stock ownership of the Company or for compensation as an employee or director of the Company, there are no material transactions between the Company, on the one hand, and its officers, directors or shareholders, or their immediate family members, on the other hand, and no such person is an interested party to any material contract of the Company or holds a direct or indirect ownership interest in any business or corporation which competes with the Company.

     3.17 MATERIAL CONTRACTS AND COMMITMENTS. All of the material contracts, agreements and instruments to which the Company is a party, which are listed on
Schedule 3.17, are to the Company's knowledge valid, binding and in full force and effect in all material respects, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.
Schedule 3.17 includes all in-bound licenses of technology and/or software from third parties reasonably deemed to be material by the Company or that could not be readily replaced. A true and correct copy of each of such material written contracts and a description of such material oral contracts, together with all amendments, waivers or other changes thereto have been supplied to, or made available for inspection by, the Purchasers' counsel, Venture Law Group. The Company has not received any notice of default of, and to the Company's knowledge there is no default of, any third party under any material contract, agreement or instrument to which the Company is a party.

     3.18  PATENTS, COPYRIGHTS AND TRADEMARKS.

     (a) Schedule 3.18 sets forth a true and complete list of all patents, patent applications, trade names, registered copyrights, registered trademarks and trademark applications wholly or partially owned by or licensed to the Company.

     (b) The Company owns or has the right to use, all Intellectual Property used in or necessary for its business as presently conducted and as proposed to be conducted based on the Business Plan dated February, 1996 (except as to Intellectual Property the Company believes it will be able to acquire from third parties in the ordinary course of business on reasonable terms), including, without limitation, all Intellectual Property assigned or licensed to the Company by the Founders.

     (c) To the Company's knowledge, the technology licensed to the Company by Stephen G. Perlman ("PERLMAN") pursuant to that certain License of Technology by Perlman to the Company effective August 21, 1995 and by Phillip Goldman ("GOLDMAN") pursuant to that certain License of Technology by Goldman to the Company effective August 21, 1995 does not infringe any Intellectual Property Rights of any other Persons.

     (d) To the Company's knowledge, the Company has not violated, and is not violating, any Intellectual Property Rights of any other Person or entity and has not received any communications to that effect. The Company is not aware of any Person who is infringing upon or violating any of the Intellectual Property Rights of the Company. The Company has not granted any license or option or entered into any material agreement of any kind with respect to the use of its Intellectual Property.

     (e) To the Company's knowledge, none of the Company's employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee's best efforts to promote the interests of the Company or that would conflict with the Company's business as proposed to be conducted. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company's business by the employees of the Company, nor the conduct of the Company's business as now conducted or as proposed to be conducted, will, to the Company's knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated.

     (f) The Company does not believe it is or will be necessary to utilize any inventions of any of its employees (or people it currently intends to hire) made prior to their employment by the Company other than technology rights and the like previously assigned and/or licensed to the Company by Perlman and Goldman, which assignments and/or licenses, as the case may be, transferred to the Company such rights in the Intellectual Property used in or necessary for the Company's business as presently conducted and as proposed to be conducted based on the Business Plan dated February, 1996.

     3.19 ENVIRONMENTAL MATTERS. The Company has not, contrary to applicable statutes and regulations, stored or disposed of, on, under or about their premises hazardous materials, and to the Company's knowledge, during the time period any prior owners owned or leased such premises, such prior owners or lessees or third parties did not so store or dispose of on, under or about such premises or transfer to or from the premises any hazardous materials. As used in this Agreement, the term "hazardous materials" shall mean substances defined as "hazardous substances" or "hazardous materials" or "toxic substances" in the Comprehensive Environmental Response and Compensation Liability Act of 1980, as amended, 42 U.S.C., Section 9601, et seq.; The Hazardous

Materials Transportation Act, 49 U.S.C., Section 1801, et seq.; The Resource Conservation Recovery Act, 42 U.S.C., Section 6901, et seq.

     3.20 EMPLOYEES AND EMPLOYEE BENEFIT PLANS. To the Company's knowledge, no employee of the Company is in violation of any term of any employment contract, patent disclosure agreement or any other contract or agreement relating to the relationship of any such employee with the Company or any other party. The Company does not have any collective bargaining agreements covering any of its employees. All material employee benefit plans offered by the Company are listed on the Schedule of Exceptions.

     3.21 QUALIFIED SMALL BUSINESS STOCK.

     (a) As of and immediately following the applicable Closing, the Shares will meet each of the requirements for qualification as "qualified small business stock" set forth in Section 1202(c) of the Internal Revenue Code of 1986, as amended (the "Code"), including without limitation the following: (i) the Company will be a domestic C corporation, (ii) the Company will not have made any purchases of its own stock described in Code Section 1202(c)(3)(B) during the one-year period preceding such Closing, and (iii) the Company's (and any predecessor's) aggregate gross assets, as defined by Code Section 1202(d)(2), at no time between August 10, 1993 and through the First Closing have exceeded or will exceed $50 million, taking into account the assets of any corporations required to be aggregated with the Company in accordance with Code
Section 1202(d)(3).

     (b) As of the First Closing, at least 80% (by value) of the assets of the Company be used or reasonably expected to be used in the active conduct of one or more qualified trades businesses, within the meaning of Code Section 1202(e)(1)(A), and the Company is an eligible corporation, as defined by Code
Section 1202(e)(4).

     3.22 DISCLOSURE. No representation, warranty or statement by the Company in this Agreement or in any written statement or certificate required by this Agreement to be furnished to the Purchasers or their counsel pursuant to this Agreement contains or will contain any untrue statement of material fact or omits to state a material fact necessary to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE 4

                  COVENANTS OF THE COMPANY AND THE PURCHASERS

     4.1 AFFIRMATIVE COVENANTS OF THE COMPANY. Without limiting any other covenants and provisions hereof, the Company covenants and agrees that, until the earlier of (i) such time as the Purchasers as a whole no longer hold at least 5% of TVP or (ii) the closing of a Qualified Public Offering, it will perform and observe the following covenants and provisions and will not, without approval of a majority of holders of the Series B Preferred, amend or revise any terms of this Section 4.1:

     (a) REPORTING REQUIREMENTS.  The Company shall furnish to the Purchasers
(i) on an annual basis, within 75 days after the end of each fiscal year, a balance sheet, related statements of operations and cash flows presented in accordance with generally accepted accounting principles ("GAAP"), with any required notes thereto, audited by a nationally recognized public accounting firm, and at least 35 days prior to the end of such fiscal year, a Board-approved plan and budget for the next fiscal year; (ii) on a quarterly basis, within 30 days after the end of each calendar quarter, an unaudited balance sheet and related statements of operations and cash flows; (iii) on a monthly basis, within 30 days after the end of each month, a monthly unaudited balance sheet and related statements of operations and cash flows; and (iv) such other information about the Company's affairs as may be reasonably requested by the Purchasers. Such annual, quarterly and monthly results shall be prepared in a form which permits comparison to the budget for the corresponding period and, in the case of the annual and quarterly results, comparison to the prior year's results.

     (b) ACCOUNTING SYSTEM. The Company shall maintain all their financial records in accordance with GAAP. The Company shall maintain sufficient internal controls which (i) are at least comparable to those maintained by similarly situated companies and (ii) in any event are sufficient to allow an audit of the Company in accordance with GAAP.

     (c) INSURANCE. The Company shall maintain insurance in such amounts, with such deductibles and against such risks and losses as are reasonable for the business and assets of the Company, and the Company shall maintain such other insurance as may be required by law, and maintain in effect until the consummation of a Qualified Public Offering term life insurance insuring each of the lives of the Founders for $3,000,000 and naming the Company as beneficiary.

     (d) COMPLIANCE WITH APPLICABLE LAWS. The Company shall comply with all applicable statutes, laws, ordinances, rules and regulations of any governmental authority (whether now in effect or hereinafter enacted) and any filing requirements relating thereto which shall be necessary in any material respect to the business of the Company. The Company shall do all things necessary to preserve, renew and keep in full force and effect and in good standing its corporate existence and authority necessary to continue its business.

     (e) NON-EMPLOYEE DIRECTORS. The Company agrees and confirms that each non-employee member of the Company's Board of Directors serving prior to the First Closing will receive options to each purchase up to 25,000 shares of the Company's Common Stock under the Company's 1996 Stock Incentive Plan.

Notwithstanding anything to the contrary set forth in this Agreement, the Purchasers' rights under this Section 4.1 shall automatically terminate, without any further act by the Company, at such time as (i) the Purchasers as a whole no longer hold at least 5% of TVP or (ii) the closing of a Qualified Public Offering.

     4.2 COVENANTS RESPECTING THE BOARD OF DIRECTORS. Without limiting any other covenants and provisions hereof, the Company covenants and agrees that, until the earlier of (i) such time as the Purchasers as a whole no longer hold at least 5% of TVP or (ii) the later of the closing of a Qualified Public Offering or the second anniversary of the First Closing Date, it will perform and observe the following covenants and provisions and will not, without approval of a majority of holders of the Series B Preferred, amend or revise any terms of this Section 4.2:

     (a) BOARD OF DIRECTORS The Company agrees that the Company shall be governed by a Board of Directors consisting of seven directors, of which the Founders shall appoint four directors, DC shall appoint one director (to the extent DC is permitted under that certain Stock Purchase

Agreement by and between the Company and DC dated November 9, 1995, as supplemented), Brentwood Associates VII, L.P. shall appoint one director, Vulcan Ventures Incorporated shall appoint one director and, if required by the Company's management, the Board of Directors will be increased by an additional member to be appointed by the Company's management.

     (b) BOARD OBSERVER. The Company shall permit one representative designated by the Purchasers holding a majority of the Series B Preferred to participate as an observer at meetings of the Company's Board of Directors. These observership rights shall be in addition to the Board seat to which the Purchasers are entitled under Section 4.2(a) above.

Notwithstanding anything to the contrary set forth in this Agreement, the Purchasers' rights under this Section 4.2 shall automatically terminate, without any further act by the Company, at such time as (i) the Purchasers as a whole no longer hold at least 5% of TVP or (ii) the later of the closing of a Qualified Public Offering or of the second anniversary of the First Closing Date.

     4.3 CONFIDENTIALITY. Each Purchaser represents and warrants that any confidential information obtained by any holder of the Series B Preferred or Conversion Shares pursuant to this Agreement shall be treated as confidential and shall not be disclosed to a third party without the consent of the Company or used for any purpose other than allowing the holder of the Series B Preferred or Conversion Shares to exercise his or her rights under this Agreement.

                                   ARTICLE 5

                              REGISTRATION RIGHTS

     5.1 DEMAND REGISTRATIONS. The provisions of this Section 5.1 shall commence on the date of the First Commercial Shipment and terminate at such time as all Holders are permitted to resell the Registrable Securities held by them in a single three month period without restriction pursuant to Rule 144 promulgated under the Securities Act.

     (a) NOTICE AND REGISTRATION. Upon a Registration Notice from a Holder to the Company requesting that the Company effect the registration under the Securities Act of at least 40% of the Registrable Securities or any lesser percentage so long as the anticipated proceeds from such offering exceed $20,000,000, which Registration Notice shall specify the intended method or methods of disposition of such Registrable Securities, the Company shall use its best efforts to effect (at the earliest possible date) the registration under the Securities Act of such Registrable Securities for disposition in accordance with the intended method or methods of disposition stated in such Registration Notice (including, but not limited to, an offering on a delayed or continuous basis pursuant to Rule 415, or any successor rule to similar effect, promulgated under the Securities Act; provided that:

          (i) a Holder shall have the right to deliver Registration Notices to effect three (3) demand registrations pursuant to this Section 5.1 (each, a "DEMAND") and no more;

          (ii) a Holder may not deliver a Registration Notice prior to six months following the effective date of the initial registration statement used for a Qualified Public Offering or during any Registration Process; and

          (iii) if available, a Demand shall be effected by the Company on such Form S-3. In addition to the Demand rights set forth in Section 5.1(a)(i) above, a Holder who holds 5% or more of the Registrable Securities may request the Company to effect a registration on Form S-3, if available; provided that the number of such registrations is limited to two (2) per twelve month period and that the anticipated proceeds from such offering are at least $1,000,000.

     (b) DESIGNATION OF INVESTMENT BANK. In the event that any registration pursuant to this Section 5.1 shall involve, in whole or in part, an underwritten offering, the Company shall have the right to designate one or more nationally recognized investment banking firms, reasonably acceptable to the requesting Holder, as the lead underwriter(s) of such underwritten offering.

     (c) WITHDRAWAL OF REGISTRATION NOTICE. A Holder shall have the right to withdraw any Registration Notice or, subject to Section 5.1(a) hereof, to change the number of Registrable Securities covered thereby at any time and for any reason.

     (d) EFFECT OF DEMAND. A registration requested by a Holder pursuant to this Section 5.1 shall not be deemed to have been effected for purposes of
Section 5.1(a)(i): (i) unless such registration statement has become effective and been maintained effective in accordance with Section 5.4 hereof, (ii) if after it has become effective such registration is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court for any reason other than a material misrepresentation or a material omission by the Holder specified in the Registration Notice or (iii) if the conditions to closing specified in the purchase agreement or underwriting agreement entered into in connection with such registration are not satisfied other than by reason of some act or omission by any of such persons.

     (e) DELAY OF REGISTRATION. Notwithstanding anything in this Section 5.1 to the contrary, the Company shall not be obligated to take any action to effect a Demand pursuant to this Section 5.1 if the Company shall furnish to the requesting Holder, within ten (10) days after the delivery of the Registration Notice relating thereto, a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors it would be seriously detrimental to the Company or its stockholders for a registration statement to be filed in the near future. If the Company has delivered such a certificate to the requesting Holder, then the Company's obligation to effect such Demand under this Section 5.1 shall be deferred for a period not to exceed one hundred twenty (120) days from the date of receipt of the Holder's Registration Notice; provided, however, that the Company may not utilize this right more than once during any twelve month period.

     5.2 PIGGYBACK REGISTRATION. If the Company at any time proposes to register any of its Common Stock or any equity securities exercisable for, convertible into or exchangeable for Common Stock under the Securities Act, whether or not for sale for its own account (the "COMPANY SECURITIES"), in a manner which would permit registration of Registrable Securities for sale to the public under the Securities Act, each such time it will promptly deliver a Registration Notice to each Holder, which Registration Notice will describe the rights of each Holder under this Section 5.2, at least 20 days prior to the anticipated filing date of the registration statement relating to such registration. Such notice shall offer each Holder the opportunity to include in such registration statement such number of Registrable Securities held by such Holder as such Holder may request. Upon the written request of the Holders requesting Registrable Securities to be registered pursuant to such registration statement (collectively, the "PIGGYBACK SECURITIES"), made within 10 days after the receipt of the Company's Registration Notice, which request shall specify the number of Piggyback Securities intended to be disposed of, the Company will use its best efforts to effect, in connection with the registration of the Company Securities, the registration under the Securities Act of all Piggyback Securities, to the extent required to permit the disposition (in accordance with such intended methods thereof) of the Piggyback Securities, provided that:

     (a) RELIEF FROM COMPANY OBLIGATION. If, at any time after giving such written notice of its intention to register any Company Securities and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register the Company Securities, the Company may, at its election, give written notice of such determination to the Holder and thereupon the Company shall be relieved of its obligation to register the Piggyback Securities in connection with the registration of such Company Securities (but not from its obligation to pay Registration Expenses to the extent incurred in connection therewith as provided in Section 5.3 hereof), without prejudice, however, to the right of the Holder immediately to request that such registration be effected as a registration under Section 5.1 hereof to the extent permitted thereby.

     (b) REDUCTION IN PIGGYBACK SECURITIES. If the registration referred to in the first sentence of this Section 5.2 is to be an underwritten primary registration on behalf of the Company, and the managing underwriter(s) advise the Company in writing that, in their good faith opinion, inclusion of all the Piggyback Securities together with all other securities of the Company that are entitled to "piggyback" registration rights in such offering would materially and adversely affect the offering and sale of the Company Securities, including the per share price thereby obtainable, the Company shall only include in such registration: (i) first, all the Company Securities being registered for sale for the Company's own account, with such priorities among them as the Company may determine, (ii) second, up to the full number of securities of the Company having "piggyback" registration rights which, in the good faith opinion of such underwriter(s) can be so sold without materially and adversely affecting such offering (and, if less than the full number of such "piggyback" securities, allocated pro rata among the Holders and the other holders of securities of the Company that are entitled to "piggyback" registration rights other than the Founders (the "OTHER NON-FOUNDER HOLDERS") on the basis of the number of securities requested to be included therein by each such Holder and Other Non-Founder Holder) and (iii) finally, up to the full number of securities of the Company that are entitled to "piggyback" registration rights held by the Founders which, in the good faith opinion of such underwriter(s) can be so sold without materially and adversely affecting such offering (and, if less than the full number of such securities, allocated pro rata among the Founders on the basis of the number of securities requested to be included therein by each such Founder).

     (c) EXCEPTIONS. The Company shall not be required to effect any registration of Registrable Securities held by any Holder under this Section 5.2 incidental to the registration of any of its securities in connection with mergers, acquisitions, exchange offers, subscription offers, dividend reinvestment plans or stock option or other employee benefit plans.

     (d) NO EFFECT ON DEMAND RIGHTS. No registration of Registrable Securities effected under this Section 5.2 shall relieve the Company of its obligation to effect a registration of other Registrable Securities pursuant to Section 5.1 hereof.

     (e) WITHDRAWAL OF PIGGYBACK SECURITIES. A Holder may withdraw all or any part of the Holder's Piggyback Securities from the proposed registration at any time prior to the later of (i) the registration statement being declared effective by the SEC and (ii) the execution of any underwriting agreement.

     (f) SAME TERMS AND CONDITIONS. The Company may require that any Piggyback Securities be included in the offering proposed by the Company on the same terms and conditions as the Company Securities are included therein.

     5.3 EXPENSES. The Company will pay all Registration Expenses in connection with (i) each Demand and (ii) all registrations of Holders' Registrable Securities pursuant to Section 5.2. In the event the requesting Holder withdraws a Registration Notice, abandons a registration statement or following an effected Demand does not sell Registrable Securities, then all Registration Expenses in respect of such Registration Notice shall be borne, at the requesting Holder's option, either by the requesting Holder or by the Company (in which case, if borne by the Company and subject to Section 5.1(d) hereof, such withdrawn Registration Notice shall be deemed to be an effected Demand for purposes of Section 5.1 hereof).

     5.4 REGISTRATION AND QUALIFICATION. If and whenever the Company is required to use its best efforts to effect the registration of any Registrable Securities under the Securities Act as provided in Sections 5.1 or 5.2 hereof, the Company will as promptly as is practicable:

     (a) prepare and file with the SEC, as soon as possible, and use its best efforts to cause to become effective, a registration statement under the Securities Act relating to the Registrable Securities to be offered on such form as the requesting Holder, or if not filed pursuant to a Demand, the Company, determines and for which the Company then qualifies;

     (b) prepare and file with the SEC such amendments (including post-effective amendments) and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities until the later of such time as all of such Registrable Securities have been disposed of in accordance with the intended methods of disposition set forth in such registration statement or the expiration of one hundred twenty (120) days after such registration statement becomes effective;

     (c) furnish to the Holder and to any underwriter of Registrable Securities such number of conformed copies of such registration statement and of each such amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus included in such registration statement (including each preliminary prospectus and any summary prospectus), in conformity with the requirements of the Securities Act, such documents incorporated by reference in such registration statement or prospectus, and such other documents, as the Holder or such underwriter may reasonably request, and, if requested, a copy of any and all transmittal letters or other correspondence to, or received from, the SEC or any other governmental agency or regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to such offering;

     (d) make every reasonable effort to obtain the withdrawal of any order suspending the effectiveness of such registration statement at the earliest possible moment;

     (e) use its best efforts to register or qualify all Registrable Securities covered by such registration statement under the securities or blue sky laws of any domestic jurisdiction, and to list or qualify for such securities exchanges and other trading markets, as the requesting Holder or any underwriter of such Registrable Securities shall request, and use its best efforts to obtain all necessary registrations, permits and consents required in connection therewith, and do any and all other acts and things which are reasonably requested to enable the Holder or any such underwriter to consummate the disposition in such jurisdictions of the Registrable Securities covered by such registration statement, except that the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it is not so qualified, or to subject itself to taxation in any such jurisdiction, or to consent to general service of process in any such jurisdiction;

     (f) if requested by a requesting Holder, (i) furnish to each Holder an opinion of counsel for the Company addressed to each Holder and dated the date of the closing under the underwriting agreement (if any) (or if such offering is not underwritten, dated the effective date of the registration statement), and
(ii) use its best efforts to furnish to each Holder a "comfort" or "special procedures" letter addressed to each Holder and signed by the independent public accountants who have audited the Company's financial statements included in such registration statement, in each such case covering substantially the same matters with respect to such registration statement (and the prospectus included therein) as are customarily covered in opinions of issuer's counsel and in accountants' letters delivered to underwriters in underwritten public offerings of securities and such other matters as the Holder may reasonably request and, in the case of such accountants' letter, with respect to events subsequent to the date of such financial statements;

     (g) immediately notify the Holders in writing (i) at any time when a prospectus relating to a registration pursuant to Section 5.1 or 5.2 hereof is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) of any request by the SEC or any other regulatory body or other body having jurisdiction for any amendment of or supplement to any registration statement or other document relating to such offering, and in either such case (i) or (ii) at the request of a Holder prepare and furnish to such Holders a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading;

     (h) use its best efforts to list all such Registrable Securities covered by such registration statement on each securities exchange and inter-dealer quotation system on which a class of common equity securities of the Company is then listed, and to pay all fees and expenses in connection therewith; and

     (i) upon the transfer by a Holder in connection with a registration pursuant to Section 5.1 or 5.2 furnish unlegended certificates representing ownership of the Registrable Securities being sold in such denominations as shall be requested by the Holders or the underwriters.

     5.5  UNDERWRITING; DUE DILIGENCE, ETC.

     (a) UNDERWRITING AGREEMENT If requested by the underwriters for any underwritten offering of Registrable Securities pursuant to a registration requested under this Agreement, the Company will enter into an underwriting agreement with such underwriters for such offering, which, in the case of a Demand, shall be in form reasonably acceptable to the requesting Holder and which, in the case of a Company Registration Process, shall be in form reasonably acceptable to the Company, any such agreement to contain such representations and warranties by the Company and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions, including indemnities and contribution (provided, any indemnities and contribution shall, unless the requesting Holder and the Company agree otherwise, be to the effect and only to the extent provided in
Section 5.9 hereof) and the provision of opinions of counsel and accountants' letters to the effect and to the extent provided in Section 5.4(f) hereof; provided, however, the Company may negotiate and agree to differing indemnification obligations with respect to the underwriters, provided such (i) do not adversely affect the Holders with respect to their rights and obligations hereunder and (ii) shall not excuse the Company from entering into (or delaying the execution of) an underwriting agreement on the terms as provided herein.
The Holder on whose behalf the Registrable Securities are to be distributed by such underwriters shall be parties to any such underwriting agreement, and the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriters, shall also be made to and for the benefit of the Holder. The Company shall use reasonable efforts to prevent any Holder from being required to make any representation or warranty, other than as to its ownership of the Registrable Securities and as to the due authorization, execution and enforceability, with respect to it, of the underwriting agreement. Such underwriter shall be instructed to use its reasonable best efforts to affect a wide distribution of the Registrable Securities being distributed so long as doing so shall not, in any manner, adversely affect the marketing (including timing) or price of such shares. The Company, if requested by the Requesting Holder or the underwriters, will enter into an agreement with the Independent Underwriter on customary terms.

     (b) SAME TERMS.  In the event that any registration pursuant to Sections
5.1 or 5.2 shall involve, in whole or in part, an underwritten offering, the Company may require the Registrable Securities requested to be registered pursuant to Sections 5.1 or 5.2 to be included in such underwriting on the same terms and conditions as shall be applicable to the other securities being sold through underwriters under such registration. The representations and warranties in such underwriting agreement by, and the other agreements on the part of, the Company to and for the benefit of such underwriters, shall also be made to and for the benefit of the Holders. The Company shall use reasonable efforts to prevent any Holder from being required to make any representation or warranty, other than as to its or his ownership of the Registrable Securities and as to the due authorization, execution and enforceability, with respect to it or him, of the underwriting agreement. In the event a Holder enters into any underwriting agreement with underwriters in connection with a registration which contains representation and warranties more extensive than those contained in this Section 5.5 above, such an agreement shall not constitute a breach of this Agreement by the Company.

     (c) ACCESS TO BOOKS AND RECORDS. In connection with the preparation and filing of each registration statement registering Registrable Securities under the Securities Act, the Company will give the Holders of Registrable Securities and the underwriters, if any, and their respective counsel and accountants, such reasonable and customary access to its books and records and such opportunities to discuss the business of the Company with its officers and the independent public accountants who have certified the Company's financial statements as shall be necessary, in the reasonable opinion of such Holders and such underwriters or their respective counsel, to conduct a reasonable investigation within the meaning of the Securities Act. The Holders and the underwriters, if any, and their respective counsel and accountants, shall use their reasonable best efforts to coordinate and time their review so as to not unreasonably interfere with the business and operations of the Company.

     (d) OFFERING NOT UNDERWRITTEN. In the event an offering pursuant to this Agreement is not underwritten, the Company, at the request of the requesting Holder, will enter into such agreements with any selling agents or similar persons as are customary; such agreements shall contain terms and provisions analogous to those described herein and, to the extent not so described, customary terms and provisions.

     5.6  RESTRICTIONS ON PUBLIC SALE; INCONSISTENT AGREEMENTS.

     (a) LOCK-UP. If required by an underwriter of Common Stock in connection with (i) the initial Qualified Public Offering or (ii) any registration of Registrable Securities pursuant to Sections 5.1 or 5.2, which registration is effected in an underwritten public offering, then, in each such case, the Holders agree not to effect any sale or distribution, including any sale pursuant to Rule 144 (except as part of such registration), of any of the Company's common equity securities or of any security convertible into or exchangeable or exercisable for any equity security of the Company (x) with respect to clause (i), for a period of time following the effective date of the registration statement relating thereto customary in underwritten initial public offerings, which period shall not exceed one hundred eighty (180) days, or (y) with respect to clause (ii) only for a period of time following the effective date of the registration statement relating thereto reasonably acceptable to the Holders, which period shall not exceed ninety (90) days and only if the Founders have agreed to a substantially similar provision. Such agreement shall be in writing in the form satisfactory to the Company and such underwriter. The Company may impose a stop-transfer instruction with respect to the shares (or other securities) subject to the foregoing restriction until the end of such period.

     (b) NO DISTRIBUTION. The Company agrees (i) without the written consent of the managing underwriters, not to effect any public or private sale or distribution of the Company's common equity securities or any security convertible into or exchangeable or exercisable for any equity security of the Company, including a sale pursuant to Regulation D under the Securities Act, during the requesting Holder's Registration Process (except (A) as part of such underwritten registration or pursuant to registrations on Form S-8 or any successor form or (B) equity securities issued pursuant to the conversion or exchange of any securities convertible into or exchangeable for the Company's common equity securities and which were outstanding prior to the commencement of such Registration Process), and (ii) to use its reasonable efforts to cause each holder of its privately placed securities purchased from the Company at any time on or after the date of this Agreement to agree not to effect any public sale or distribution of any such securities during such period, including a sale pursuant to Rule 144 (except as part of such underwritten registration, if permitted).

     5.7 RULE 144. The Company hereby covenants that after the Company shall have filed a registration statement pursuant to the requirements of Section 12 of the Exchange Act or a registration statement pursuant to the requirements of the Securities Act and such registration statement shall have become effective, the Company will file in a timely manner all reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder (or, if the Company is not required to file such reports, it will, upon the request of any Holder of Registrable Securities, make publicly available other information so long as necessary to permit sales under Rule 144), and it will take such further action as any Holder of Registrable Securities, all to the extent required from time to time to enable such Holders to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144. Upon the request of any Holder of Registrable Securities, the Company will deliver to such Holder a written statement as to whether it has complied with such requirements. In addition, the Company hereby agrees that for a period of eighteen months following the date on which a registration statement filed pursuant to Section
5.1 or 5.2 hereof shall have become effective, the Company shall not deregister such securities under Section 12 of the Exchange Act (even if then permitted to do so pursuant to the Exchange Act and the rules and regulations promulgated thereunder).

     5.8 TRANSFERABILITY. A Holder of registration rights may transfer the rights to any transferee who holds, subsequent to such transfer, at least 500,000 shares of Series B Preferred or Common Stock; provided (i) such transferee is reasonably acceptable to the Company, (ii) the Company must first be given written notice of the transfer and (iii) such transferee shall have agreed in writing, in form and substance reasonably satisfactory to the Company, to be bound by the terms of this Article 5 to the same extent and in the same manner as the transferor of such shares or securities.

     5.9 INDEMNIFICATION AND CONTRIBUTION. With respect only to the offering of Registrable Securities contemplated by this Agreement, and in no way limiting or modifying the other provisions of this Agreement, the following indemnity and contribution provisions shall apply:

     (a) INDEMNIFICATION BY COMPANY. In the case of each offering of Registrable Securities made pursuant to this Agreement, the Company agrees to indemnify and hold harmless each Holder of Registrable Securities, each underwriter of Registrable Securities so offered, each person, if any, who controls any of the foregoing persons within the meaning of the Securities Act, and the officers and directors of any of the foregoing from and against any and all claims, liabilities, losses, damages, expenses and judgments, joint or several, to which they or any of them may become subject, under the Securities Act or otherwise, including any amount paid in settlement of any litigation commenced or threatened, and shall promptly reimburse them, as and when incurred, for any legal or other expenses incurred by them in connection with investigating any claims and defending any actions, insofar as such losses, claims, damages, liabilities or actions shall arise out of, or shall be based upon, any untrue statement or alleged untrue statement of a material fact contained in the registration statement (or in any preliminary or final prospectus included therein) or in any offering memorandum or other offering document relating to the offering and sale of such Registrable Securities, or any amendment thereof or supplement thereto, or in any document incorporated by reference therein, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or shall arise out of or be based upon any violation or alleged violation by the Company of the Securities Act, any blue sky laws, securities laws or other applicable laws of any state or country in which the Registrable

Securities are offered and relating to action or inaction required of the Company in connection with such offering; provided, however, that the Company shall not be liable to a particular Holder of Registrable Securities in any such case to the extent that any such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement, or any omission or alleged omission, (i) if such statement or omission shall have been made in reliance upon and in conformity with information relating to such Holder furnished to the Company in writing by or on behalf of such Holder expressly for use in the preparation of the registration statement (or in any preliminary or final prospectus included therein), offering memorandum or other offering document, or any amendment thereof or supplement thereto or a document incorporated by reference in any of the foregoing or (ii) if such statement or omission was corrected in a prospectus delivered to such Holders of Registrable Securities prior to the consummation of the sale in which such loss, claim, damage, liability or action arises out of or is based upon and such corrected prospectus shall not have been delivered or sent to the purchaser within the time required by the Securities Act, provided that the Company delivered the corrected prospectus to such Holders in requisite quantity on a timely basis to permit such delivery or sending. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of a Holder of Registrable Securities and shall survive the transfer of such securities. The foregoing indemnity agreement is in addition to any liability which the Company may otherwise have to each Holder of Registrable Securities, underwriters of the Registrable Securities, any controlling person of any of the foregoing or any officer or director of any of the foregoing.

     (b) INDEMNIFICATION BY HOLDER. In the case of each offering of Registrable Securities made pursuant to this Agreement, each Holder of Registrable Securities included in such offering, by exercising its registration rights hereunder, agrees to indemnify and hold harmless the Company, each person, if any, who controls the Company within the meaning of the Securities Act, and if requested by the underwriters, each underwriter who participates in the offering and each person, who controls any such underwriter within the meaning of the Securities Act, and the officers and directors of any of the foregoing from and against any and all claims, liabilities, losses, damages, expenses and judgments, joint or several, to which they or any of them may become subject, under the Securities Act or otherwise, including any amount paid in settlement of any litigation commenced or threatened, and shall promptly reimburse them, as and when incurred, for any legal or other expenses incurred by them in connection with investigating any claims and defending any actions, insofar as any such losses, claims, damages, liabilities or actions shall arise out of, or shall be based upon, any untrue statement or alleged untrue statement of a material fact contained in the registration statement (or in any preliminary or final prospectus included therein) or in any offering memorandum or other offering document relating to the offering and sale of such Registrable Securities, or any amendment thereof or supplement thereto, or in any document incorporated by reference therein, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but in each case only to the extent that such untrue statement of a material fact is contained in, or such material fact is omitted from, information relating to such Holder furnished in writing to the Company by or on behalf of such Holder expressly for use in the preparation of such registration statement (or in any preliminary or final prospectus included therein), offering memorandum or other offering document or a document incorporated by reference in any of the foregoing. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Company and shall survive the transfer of such securities. The foregoing indemnity is in addition to any liability which such Holder may otherwise have the Company, or any of its directors, officers or controlling persons.

Notwithstanding the foregoing, in no event shall the liability of a Holder hereunder be greater in amount than the dollar amount of the net proceeds received by it upon the sale of the Registrable Securities pursuant to such offering.

     (c) PROCEDURE FOR INDEMNIFICATION.  Each party indemnified under this
Section 5.9(c) shall, promptly after receipt of notice of any claim or the commencement of any action against such indemnified party in respect of which indemnity may be sought, notify the indemnifying party in writing of the claim or the commencement thereof; provided that the failure of the indemnified party to notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to an indemnified party on account of the indemnity agreements contained in this Section 5.9(c), unless the indemnifying party was materially prejudiced by such failure, and in no event shall relieve the indemnifying party from any other liability which it may have to such indemnified party. If any such claim or action shall be brought against an indemnified party, it shall notify the indemnifying party thereof and the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, the indemnifying party shall not be liable (except to the extent the proviso to this sentence is applicable, in which event it will be so liable) to the indemnified party under this Section 5.9(c) for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided that each indemnified party shall have the right to employ separate counsel to represent it and assume its defense (in which case, the indemnifying party shall not represent it) if, in the reasonable judgment of such indemnified party, (i) upon the advice of counsel, the representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, or (ii) in the event the indemnifying party has not assumed the defense thereof within 10 days of receipt of notice of such claim or commencement of action, and in which case the fees and expenses of one such separate counsel shall be paid by the indemnifying party. If any indemnified party employs such separate counsel it will not enter into any settlement agreement which is not approved by the indemnifying party, such approval not to be unreasonably withheld. If the indemnifying party so assumes the defense thereof, it may not agree to any settlement of any such claim or action as the result of which any remedy or relief, other than monetary damages for which the indemnifying party shall be responsible hereunder, shall be applied to or against the indemnified party, without the prior written consent of the indemnified party. In any action hereunder as to which the indemnifying party has assumed the defense thereof with counsel satisfactory to the indemnified party, the indemnified party shall continue to be entitled to participate in the defense thereof, with counsel of its own choice, but, except as set forth above, the indemnifying party shall not be obligated hereunder to reimburse the indemnified party for the costs thereof.

     If the indemnification provided for in this Section 5.9(c) shall for any reason be unavailable to an indemnified party in respect of any loss, claim, damages or liability, or any action in respect thereof, referred to therein, then each indemnifying party shall, in lieu of indemnifying such indemnified party, contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability, or action in respect thereof, in such proportion as shall be appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other with respect to the statements or omissions which resulted in such loss, claim, damage or liability, or action in respect thereof, as well as any other relevant equitable considerations. The relative fault shall be determined by reference to whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the indemnifying party on the one hand or the indemnified party on the other, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission, but not by reference to any indemnified party's stock ownership in the Company. In no event, however, shall a Holder of Registrable Securities be required to contribute in excess of the amount of the net proceeds received by such Holder in connection with the sale of Registrable Securities in the offering which is the subject of such loss, claim, damages or liability. The amount paid or payable by an indemnified party as a result of the loss, claim, damage or liability, or action in respect thereof, referred to above in this paragraph shall be deemed to include, for purposes of this paragraph, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. No person guilty of fraudulent misrepresentation (within the meaning of Section 12(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

                                   ARTICLE 6

                       RIGHT TO PARTICIPATE IN FINANCINGS

     6.1 PARTICIPATION RIGHT. Until the earlier to occur of (i) such time as the Purchasers as a whole no longer hold at least 5% of TVP or (ii) the closing of a Qualified Public Offering, the Company shall not issue, sell or exchange, agree to issue, sell or exchange, or reserve or set aside for issuance, sale or exchange, for cash or cash equivalents (A) any shares of Common Stock, (B) any other equity security of the Company, including, without limitation, shares of Preferred Stock, (C) any option, warrant or other right to subscribe for, purchase or otherwise acquire any equity security of the Company, or (D) any Debt Securities (collectively, the "OFFERED SECURITIES"), unless in each such case the Company shall have offered to sell that number of the Offered Securities to the Purchasers, on the same terms and conditions as the Offered Securities are being sold to other Persons, to enable each Purchaser to retain such Purchaser's then existing equity percentage of the Company calculated on a fully-diluted basis; provided that the Company may increase the number of shares in the foregoing offering to accommodate such Purchaser's right of participation and to avoid any cutback in the number of Offered Securities proposed to be issued to other Persons. The Company shall offer to sell to each Purchaser

     (a) that portion of the Offered Securities as the aggregate number of Conversion Shares then held by or issuable to that Purchaser bears to the total number of outstanding shares of Common Stock of the Company, plus all shares of Common Stock issuable upon exercise of warrants or options (whether issued and outstanding, or authorized and not yet granted) or upon conversion of convertible securities of the Company (the "BASIC AMOUNT"); and

     (b) any additional portion of the Offered Securities as such Purchaser shall indicate he, she or it will purchase should any other Persons with a right of participation subscribe for less than their Basic Amounts (the "UNDERSUBSCRIBED AMOUNT"), at a price and on the other terms specified by the Company in writing delivered to each Purchaser (the "OFFER"), and the Offer by its terms shall remain open and irrevocable for a period of fifteen (15) days.

     6.2 NOTICE OF ACCEPTANCE. Notice of each Purchaser's intention to accept, in whole or in part, an Offer made pursuant to Section 6.1 shall be evidenced by a writing signed by such Purchaser and delivered to the Company prior to the end of the fifteen (15) day period of the Offer, setting forth the portion of such Purchaser's Basic Amount that such Purchaser elects to purchase and, if such Purchaser shall elect to purchase all of its Basic Amount, the Undersubscribed Amount that such Purchaser shall elect to purchase (the "NOTICE OF ACCEPTANCE"). If the Basic Amounts subscribed for by all other Persons with a right of participation are less than the total Basic Amounts of all Persons with a right of participation, then such Purchaser, if such Purchaser has set forth an Undersubscribed Amount in its Notice of Acceptance, shall be entitled to purchase, in addition to the Basic Amount subscribed for, the Undersubscribed Amount such Purchaser has subscribed for; provided that should the Undersubscribed Amounts subscribed for by all Persons with a right of participation exceed the total Undersubscribed Amount, such Purchaser shall be entitled to purchase only that portion of the total Undersubscribed Amount as the Undersubscribed Amount subscribed for by that Purchaser bears to the total Undersubscribed Amounts subscribed for by all Persons with a right of participation, subject to rounding by the Board of Directors to the extent it reasonably deems necessary.

     6.3  CONDITIONS TO ACCEPTANCE BY A PURCHASER.

     (a) PERMITTED SALES OF REFUSED SECURITIES. In the event that a Notice of Acceptance is not given by the Purchasers in respect of all the Offered Securities, the Company shall have sixty (60) days from the expiration of the period set forth in Section 6.1 to sell all or any part of such Offered Securities as to which a Notice of Acceptance has not been given by any Purchaser (the "REFUSED SECURITIES") to the Person or Persons specified in the Offer, but only upon terms and conditions, including, without limitation, unit price and interest rates, which are not more favorable, in unit price and interest rates, in the aggregate, to such other Person or Persons or less favorable to the Company than those set forth in the Offer.

     (b) REDUCTION IN AMOUNT OF OFFERED SECURITIES. In the event the Company shall propose to sell less than all the Refused Securities (any such sale to be in the manner and on the terms specified in Section 6.3(a) above), then the Purchaser may, at that Purchaser's sole option and in that Purchaser's sole discretion, reduce the number of, or other units of the Offered Securities specified in its Notice of Acceptance to an amount that shall be not less than the amount of the Offered Securities that such Purchaser elected to purchase pursuant to Section 6.2 multiplied by a fraction, (i) the numerator of which shall be the amount of Offered Securities the Company actually proposes to sell, and (ii) the denominator of which shall be the amount of all Offered Securities.

     (c) CLOSING. Upon the closing of the sale to such other Person or Persons of all or less than all the Offered Securities not being purchased by the Purchasers, the Purchasers shall purchase from the Company, and the Company shall sell to the Purchasers, the number of Offered Securities specified in the Notices of Acceptance, as reduced pursuant to Section 6.3(b) if that Purchaser has so elected, upon the terms and conditions specified in the Offer. The purchase by such Purchaser of any Offered Securities shall be subject in all cases to the execution by such Purchaser of a purchase agreement containing the same terms and conditions as the agreement covering the sale of the Offered Securities to the other Persons.

     6.4 FURTHER SALE. In each case, any Offered Securities not purchased by a Purchaser or other Persons in accordance with Section 6.3 may not be sold or otherwise disposed of until they are again offered to each Purchaser under the procedures specified in Sections 6.1, 6.2 and 6.3.

     6.5 EXCEPTIONS. The rights of each Purchaser under this Article 6 shall not apply to:

     (a) Common Stock issued as a stock dividend to holders of Common Stock or upon any subdivision or combination of shares of Common Stock,

     (b) the issuance of any shares of Series B Preferred under this Agreement, as amended, and the issuance of any shares of Common Stock upon conversion of any Series B Preferred or any other convertible security issued as of the date hereof,

     (c) the issuance of shares of Common Stock, or options exercisable therefor, under the Company's 1996 Stock Incentive Plan,

     (d) shares of Common Stock issued by the Company in a Board-approved acquisition up to an aggregate amount equal to or less than 5% of TVP,

     (e) warrants issued to the Company's landlords or lenders which represent, or upon exercise would represent, less than 1% of TVP in the aggregate, or

     (f) the issuance of the Company's capital stock in a Qualified Public Offering.

     6.6 ASSIGNMENT OF RIGHTS. The Purchasers may assign their rights hereunder only in connection with a transfer of originally issued shares of the Series B Preferred and/or Conversion Shares, which represent more than 5% of TVP; provided (i) the Company must first be given written notice of the transfer and (ii) such transferee shall have agreed in writing, in form and substance reasonably satisfactory to the Company, to be bound by the terms of this Article 6 to the same extent and in the same manner as the transferor of such shares or securities.

                                   ARTICLE 7

                    RIGHT OF CO-SALE RESPECTING COMMON STOCK

     7.1 RIGHT OF CO-SALE. Each Purchaser shall be entitled to certain co-sale rights set forth below in the event that any Founder desires to sell shares of Common Stock; provided, however, that such co-sale rights shall exist and extend only until the earlier to occur of (i) such time as the Purchasers as a whole no longer hold at least 5% of TVP or (ii) the closing of a Qualified Public Offering.

     (A) CO-SALE NOTICE MECHANICS. If any Founder (a "SELLING HOLDER") proposes to Transfer to any Person in one transaction or a series of related transactions any of such Selling Holder's shares of Common Stock, then

          (i) At least thirty (30) days before the closing date of a sale or transfer of such shares, the Selling Holder shall give written notice (the "CO-SALE NOTICE") simultaneously to the Company and to each Purchaser at each Purchaser's address as shown on the Company's records.

The Co-Sale Notice shall describe in detail the proposed Transfer, including the number of shares of Common Stock proposed to be transferred, the proposed transfer price or consideration to be paid, the address of the Selling Holder proposing to Transfer shares of Common Stock, and the name and address of the proposed transferee (the "TRANSFEREE").

          (ii) Each Purchaser shall have the right to sell to the Transferee not more than such Purchaser's Pro Rata Share (as defined below) of the Selling Holder's shares of Common Stock that such Selling Holder proposes to Transfer. The price to be paid to such Purchaser for the shares of Common Stock that it sells shall equal the aggregate consideration paid by the Transferee for all shares of Common Stock purchased by it multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock being sold by such Purchaser (assuming conversion of all such shares that are shares of Preferred Stock into Common Stock at the then applicable conversion rate for such shares of Preferred Stock) and the denominator of which shall be all shares of Common Stock that are being sold by all holders of Common Stock to such Transferee, including the Selling Holder (assuming conversion of all such shares that are shares of Preferred Stock into Common Stock at the then applicable conversion rate for such shares of Preferred Stock).

          (iii) A Purchaser shall exercise its right of co-sale by delivering a notice of exercise (the "ELECTION NOTICE") to the Selling Holder (with a copy to the Company) within five (5) days after the date the Co-Sale Notice has been delivered from the Selling Holder to such Purchaser. Such Purchaser shall specify in the Election Notice the number of shares of Common Stock (as provided for in Section 7.1(a)(ii)) it desires to sell. A Purchaser, when exercising a right of co-sale hereunder, shall have a right of over-allotment such that if any other holder with a right of co-sale fails to sell with the Selling Holder and such Purchaser all of its Pro Rata Share hereunder, such Purchaser may, by giving notice to the other parties, elect to sell that number of additional shares of Common Stock equal to its proportional share of the non-selling holder's portion (based on the number of shares of Common Stock (assuming conversion of all Preferred Stock) held by such Purchaser as it bears to the total number of shares of Common Stock (assuming conversion of all Preferred Stock) held by such Purchaser and all other holders exercising their right of co-sale) within the five-day period from the date of delivery of the Co-Sale Notice.

          (iv) The number of shares of Common Stock that a Selling Holder may sell to a Transferee shall be: (i) the total number of shares of Common Stock the Transferee is willing to purchase reduced by (ii) the number of shares that the Purchasers as a group elect to sell to the Transferee.

          (v) For purposes of this co-sale right, "PRO RATA SHARE" shall mean the ratio of: (i) the total number of outstanding shares of Common Stock held by a Purchaser as of the date of the Co-Sale Notice (on an as-converted basis) to (ii) the total number of shares of Common Stock held by all holders of Common Stock outstanding as of the date of the Co-Sale Notice.

     (B) TRANSFER OF SHARES UPON FAILURE TO EXERCISE RIGHT OF CO-SALE. Subject to the co-sale rights of each Purchaser, the Selling Holder may, not later than ninety (90) days following delivery to the Company and each Purchaser of the Co-Sale Notice, conclude a Transfer of any or all of its shares of Common Stock covered by the Co-Sale Notice on terms and conditions not materially more favorable to the transferor in any respect than those described in the Co-Sale Notice. Any proposed Transfer on terms and conditions materially more favorable to the transferor in any respect than those described in the Co-Sale Notice, as well as any subsequent proposed Transfer by the Selling Holder of any shares of Common Stock, shall again be subject to the right of co-sale and shall require compliance by the Selling Holder with the procedures described in this Article 7.

     (C) REFUSAL TO TRANSFER. Any attempt by any Selling Holder to transfer any shares of Common Stock in violation of any provision of this Agreement will be void. The Company will not be required: (i) to transfer on its books any shares of Common Stock that have been sold, gifted or otherwise transferred in violation of this Agreement; or (ii) to treat as an owner of such shares of Common Stock, or to accord the right to vote or pay dividends to any purchaser, donee or other Transferee to whom such shares may have been so transferred.

     (D)  LIMITATION ON RIGHT OF CO-SALE.  The rights of the Purchasers in this
Article 7 shall not apply to:

     (i)  sales of Common Stock in the case of a Qualified Public Offering, or

     (ii) sales of Common Stock in the event of a merger of consolidation of the Company with or into any other corporation or corporations, or the merger of any other corporation or corporations into the Company, or

     (iii) any Transfer by any of the Founders of up to a total of 250,000 shares of Common Stock (as calculated as of the Effective Date, and as adjusted thereafter for stock splits or recombinations, recapitalizations, and the like), or

     (iv) any Transfer in one transaction or a series of transactions by any of the Founders of any amount of Common Stock to their respective spouses or children, or to trusts established for the benefit of that Founder, his spouse or his children.

                                   ARTICLE 8

                        DEFINITIONS AND ACCOUNTING TERMS

     8.1 CERTAIN DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     "ANY PUBLIC OFFERING" means and includes the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of Common Stock for the account of the Company.

     "COMMON STOCK" includes (a) the Company's Common Stock, without par value, as authorized on the date of this Agreement, (b) any other capital stock of any class or classes (however designated) of the Company, authorized on or after the date hereof (including the Conversion Shares), the holders of which shall have the right, without limitation as to amount, either to all or to a share of the balance of current dividends and liquidating dividends after the payment of dividends and distributions on any shares entitled to preference, and the holders of which shall ordinarily, in the absence of contingencies, be entitled to vote for the election of directors of the Company (even though the right so to vote has been suspended by the happening of such a contingency), and (c) any other securities into which or for which any of the securities described in (a) or (b) may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, sale of assets or otherwise.

     "DEBT SECURITIES" means and includes (i) any debt security of the Company that by its terms is convertible into or exchangeable for any equity security of the Company that is a combination of debt and equity, or (ii) any option, warrant or other right to subscribe for, purchase or otherwise acquire any such debt security of the Company.

     "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the SEC (or of any other federal agency then administering the Exchange Act) thereunder, all as the same shall be in effect at the time.

     "FIRST COMMERCIAL SHIPMENT" means the first commercial shipment of product by the Company to ultimate end-users located in a standard metropolitan statistical area with an aggregate population of at least 1,000,000 persons.

     "FORM S-3" means the Form S-3 form for registration of securities under the Securities Act, or any successor or substitute form.

     "FOUNDERS" means each of Stephen G. Perlman, Bruce A. Leak and Phillip Y. Goldman.

     "HOLDER" means any Purchaser or its affiliates or any purchaser therefrom of at least 500,000 shares of the Series B Preferred.

     "INTELLECTUAL PROPERTY" means intellectual property, including licenses, software (including all source code and object code, development documentation, programming tools, drawings, specifications and data), rights in designs, technology, inventions, discoveries and improvements, know-how, proprietary rights, formulae, processes, technical information, confidential and proprietary information, and all Intellectual Property Rights associated or related to any of the foregoing or useful in connection therewith.

     "INTELLECTUAL PROPERTY RIGHTS" means patents, patent applications, patent rights, trademarks, trademark registrations, trademark applications, service marks, business marks, brand names, trade names, all other names and slogans embodying business or product goodwill (or both), copyright registrations, mask works, copyrights (including copyrights in computer programs), trade secrets and all other intellectual property rights.

     "PERSON" means an individual, corporation, partnership, joint venture, trust, or unincorporated organization, or a government or any agency or political subdivision thereof.

     "QUALIFIED PUBLIC OFFERING" means and includes the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act, covering the offer and sale of Common Stock for the account of the Company from which the aggregate gross proceeds to the Company (net of underwriting discounts and commissions) exceed $10,000,000 and at a price that reflects a total enterprise value of at least $50,000,000.

     "REGISTRABLE SECURITIES" means any shares of Common Stock issuable upon conversion of the Series B Preferred held by any Purchaser or its affiliates.

     "REGISTRATION EXPENSES" means all expenses incident to the Company's performance of or compliance with its registration obligations set forth in this Agreement, including the following: (i) the fees, disbursements and expenses of the Company's counsel(s) (United States and, if applicable, foreign) and accountants in connection with the registration of the Registrable Securities to be disposed of under the Securities Act; (ii) the reasonable fees and disbursements of one counsel (other than counsel to the Company) retained in connection with each such registration by the requesting Holder; (iii) all expenses incurred in connection with the preparation, printing and filing of the registration statement, any preliminary prospectus or final prospectus, any other offering document and amendments and supplements thereto and the mailing and delivering of copies thereof to any underwriters and dealers; (iv) the cost of printing or producing any agreement(s) among underwriters, underwriting agreement(s), and blue sky or legal investment memoranda, any selling agreements and any other documents in connection with the offering, sale or delivery of the Registrable Securities to be disposed of; (v) all expenses incurred in connection with the qualification of the Registrable Securities to be disposed of for offering and sale under state securities laws, including the reasonable fees and disbursements of counsel for the underwriters or the Holders of Registrable Securities in connection with such qualification and in connection with any blue sky and legal investments surveys; (vi) the filing fees incident to securing any required review by the NASD of the terms of the sale of the Registrable Securities to be disposed of; (vii) transfer agents', depositories' and registrars' fees and the fees of any other agent appointed in connection with such offering, including the fees and expenses of any "qualified independent underwriter," or other person acting in a similar capacity, pursuant to the requirements of the NASD or otherwise (the "INDEPENDENT UNDERWRITER");
(viii) all security engraving and security printing expenses; and (ix) all fees and expenses payable in connection with the listing of the Registrable Securities on a securities exchange or inter-dealer quotation system, but excluding any underwriting discount, selling commission or transfer tax relating to the sale or disposition of Holders' Registrable Securities and fees and expenses of counsel for any Holder except as set forth in clause (ii) of this paragraph.

     "REGISTRATION NOTICE" means written notice by a Holder or the Company, as the case may be, that such party desires to being a Registration Process in accordance with the terms of this Agreement.

     "REGISTRATION PROCESS" means the process of registering Common Stock or Registrable Securities, as the case may be, under the Securities Act which, for purposes of this Agreement, shall be deemed to be the period of time from the actual delivery of the Registration Notice until the end of any applicable "hold back" period required by the underwriters or, if there is no such period, then 30 days after the effectiveness of the Registration Statement; provided, however, in the event that (i) a registration statement has not been filed with the SEC within 45 days after a Registration Notice, (ii) such registration statement has not been declared effective by the SEC within 75 days after its filing with the SEC or (iii) the Registration Notice or the registration statement has been abandoned or withdrawn by the requesting Holder or the Company, as the case may be, then the Registration Process shall be deemed concluded at such time; provided, further, with respect to an offering on a delayed or continuous basis pursuant to Rule 415 (or any successor rule to similar effect), a

Registration Process shall end on the earlier of (x) thirty (30) days following the last sale pursuant to such offering and (y) the end of any "hold back" period with respect to any such offering.

     "RULE 144" means Rule 144 promulgated under the Securities Act, as amended from time to time, or any successor rule to similar effect.

     "SECURITIES ACT" means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the SEC (or of any other federal agency then administering the Securities Act) thereunder, all as the same shall be in effect at the time.

     "SEC" means the U.S. Securities and Exchange Commission.

     "TRANSFER" means to sell, exchange, deliver, assign, dispose of, bequeath, give, pledge, mortgage, hypothecate or otherwise encumber, transfer, or permit to be transferred, whether voluntarily, involuntarily, or by operation of law (including, without limitation, the laws of bankruptcy, insolvency, intestacy, descent, domestic relations, and distribution and succession), any shares of the Company's Common Stock.

     "TVP" means the total number of votes that may be cast in the election of directors (without taking into effect cumulative voting, if any) of the Company if all securities entitled to vote generally in such election were present and voted, assuming full conversion, exchange or exercise of all convertible securities, rights, warrants and options of the Company that are issued or granted and outstanding or reserved for issuance or grant by the Company.

     8.2 ACCOUNTING TERMS. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles, and all other financial data submitted pursuant to this Agreement shall be prepared and calculated in all material respects in accordance with such principles.

                                   ARTICLE 9

                                 MISCELLANEOUS

     9.1 NO WAIVER: CUMULATIVE REMEDIES. No failure or delay on the part of any Purchaser or Company in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

     9.2 ADDRESSES FOR NOTICES, ETC. All notices, requests, demands and other communications provided for hereunder shall be in writing (including telegraphic communication) and mailed, by certified or registered mail, or telegraphed or delivered to the applicable party at the addresses indicated below:

     If to the Company:

          WebTV Networks, Inc.
          275 Alma Street
          Palo Alto, California  94301
          Attention:  Stephen G. Perlman, President

     with a copy to:

          McCutchen, Doyle, Brown & Enersen
          55 South Market Street, 15th Floor
          San Jose, California  95113
          Attention:  Gordon Yamate, Esq.

     If to the Purchasers:  As listed on Schedule A

     with a copy to:  As listed on Schedule A

     If to any other holder of the Preferred Stock: at such holder's address for notice as set forth in the register maintained by the Company, or, as to each of the foregoing, at such other address as shall be designated by such Person in a written notice to the other party complying as to delivery with the terms of this Section. All such notices, requests, demands and other communications shall, when mailed or telegraphed, respectively, be effective when deposited in the mails or delivered to the telegraph company, respectively, addressed as aforesaid.

     9.3 COSTS, EXPENSES AND TAXES. Upon the First Closing, the Company agrees to pay all reasonable legal fees of the Purchasers' outside legal counsel in connection with the investigation, preparation, execution and delivery of this Agreement, the Series B Preferred and other instruments and documents to be delivered hereunder and the transactions contemplated hereby and thereby up to but not in excess of $15,000.

     9.4 BINDING EFFECT, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Company and the Purchasers and their respective successors and assigns, except that the Company shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Purchasers, and the rights and interests of the Purchasers shall be assignable without the consent of the Company to any assignee, except that any Purchaser shall not assign its rights and interest in the Company to any person who at such time is or may expect to become a direct competitor of the Company or a person controlled by, under common control with or controlling such competitor.

     9.5 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made in this Agreement, the Series B Preferred, or any other instrument or document delivered in connection herewith or therewith, shall survive the execution and delivery hereof or thereof until the earlier to occur of one year from the Effective Date or the closing of a Qualified Public Offering.

     9.6 PRIOR AGREEMENTS. This Agreement constitutes the entire agreement between the parties and supersedes any prior understandings or agreements concerning the subject matter hereof; provided, however, that the original Series B Preferred Stock Purchase Agreement dated March 20,

1996 between the Company and Brentwood together with the Amendment shall be considered an original counterpart to this Agreement This Agreement may only be amended with the approval of the holders of a majority of the outstanding shares of the Series B Preferred being purchased hereunder and the Company.

     9.7 SEVERABILITY. The invalidity or unenforceability of any provision hereto shall in no way affect the validity or enforceability of any other provision.

     9.8 CALIFORNIA CORPORATE SECURITIES LAW. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO SUCH QUALIFICATION IS UNLAWFUL UNLESS THE SALE OF SECURITIES IS EXEMPT FROM THE QUALIFICATION BY SECTION 25100, 25102, OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

     9.9 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California.

     9.10 HEADINGS. Article, Section and Subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

     9.11 COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

     9.12 FURTHER ASSURANCES. From and after the date of this Agreement, upon the reasonable request of the Purchasers, or the Company, the other party shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement and the Series B Preferred.









                           [intentionally left blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                         WEBTV NETWORKS, INC



                                         By:
                                             ---------------------------------
                                               Stephen G. Perlman, President



     By signing below, each of the Founders agrees to be bound by the provisions of Article 7 of this Agreement.



                                         -------------------------------------
                                         Stephen G. Perlman



                                         -------------------------------------
                                         Bruce A. Leak



                                         -------------------------------------
                                         Phillip Goldman



                                         PURCHASERS:


                                         Brentwood Associates VII, L.P.
                                         By:  Brentwood VII Ventures
                                              Its General Partner


                                              By:
                                                  ----------------------------


                                              --------------------------------
                                                            (printed)

                                         [signatures continued on next page]

                              SIGNATURES CONTINUED



                                         Vulcan Ventures Incorporated


                                         By:
                                             ---------------------------------

                                         Its:
                                             ---------------------------------


                                             ---------------------------------
                                                            (printed)


                                         APV Technology Partners US, L.P.

                                         By:
                                             ---------------------------------
                                             Its General Partner

                                             By:
                                                 -----------------------------


                                             ---------------------------------
                                                           (printed)


                                         APV Technology Partners, L.P.

                                         By:
                                             ---------------------------------
                                             Its General Partner

                                             By:
                                                 -----------------------------


                                             ---------------------------------
                                                           (printed)



                                         -------------------------------------
                                         B. Kipling Hagopian, Trustee
                                         under Trust dated 3/25/88



                                         -------------------------------------
                                         Mary Ann Hagopian Trustee
                                         under Trust dated 3/25/88

                                         [signatures continued on next page]

                              SIGNATURES CONTINUED



                                         -------------------------------------
                                         Roger C. Davisson, Trustee,
                                         Declaration of Trust dated
                                         11/29/94 (Davisson Family Trust)



                                         -------------------------------------
                                         Marjorie Davisson, Trustee,
                                         Declaration of Trust dated
                                         11/29/94 (Davisson Family Trust)



                                         -------------------------------------
                                         Stewart A. Schuster, Trustee,
                                         Schuster Revocable Trust dated 2/10/95



                                         -------------------------------------
                                         Brian G. Atwood



                                         -------------------------------------
                                         Timothy M. Pennington III,
                                         as Trustee for the Pennington
                                         Family Revocable Trust dated 5/23/84



                                         -------------------------------------
                                         Melissa J. Pennington,
                                         as Trustee for the Pennington
                                         Family Revocable Trust dated 5/23/84



                                         -------------------------------------
                                         Edwin Taylor

                                         [signatures continued on next page]

                              SIGNATURES CONTINUED



                                         -------------------------------------
                                         Randy Komisar



                                         -------------------------------------
                                         G. Kevin Doren

                                   EXHIBIT A

                             SCHEDULE OF PURCHASERS

                                                            Purchase Price
Additional Purchasers                    Number of Shares   (approximate)
---------------------                    ----------------   --------------
Vulcan Ventures Incorporated                 2,147,239        $3,500,000

APV Technology Partners US, L.P.                34,356        $   56,000

APV Technology Partners, L.P.                  137,423        $  224,000

B. Kipling Hagopian and                         46,012        $   75,000
Mary Ann Hagopian, Trustees
under Trust dated 3/25/88

Roger C. Davisson and                           30,674        $   50,000
Marjorie Davisson, Trustees,
Declaration of Trust dated
11/29/94 (Davisson Family
Trust)

Stewart A. Schuster, Trustee,                   30,674        $   50,000
Schuster Revocable Trust
dated 2/10/95

Brian G. Atwood                                 30,674        $   50,000

Timothy M. Pennington III and                   15,337        $   25,000
Melissa J. Pennington, as
Trustees for the Pennington
Family Revocable Trust
dated 5/23/84

Edwin Taylor                                    36,809        $   60,000

Randy Komisar                                   92,024        $  150,000
                                             =========        ==========
                                             2,601,222        $4,240,000